Exhibit 21

Subsidiaries of the Registrant

Registrant:	Optelecom-NKF, Inc.
Subsidiaries:	Optelecom UK Limited
Optelecom-NKF Limited
Optelecom-NKF S.L
Optelecom-NKF, B.V.
Optelecom-NKF S.A.S.